Exhibit 99.3

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

On February 12, 2015, Huron Consulting Group Inc. (“Huron,” “Company,” or “we”) completed its acquisition of Studer Holdings, Inc. (“Studer Group”) pursuant to an Agreement and Plan of Merger. Huron acquired Studer Group in exchange for consideration with a fair value of approximately $325.5 million, consisting of $323.3 million in cash and $2.2 million in Huron common stock. Refer to Note 2 “Acquisition of Studer Holdings, Inc.” for more detail on the fair value of consideration transferred.

The following unaudited pro forma combined balance sheet as of December 31, 2014 gives effect to the Studer Group acquisition as if it had occurred on December 31, 2014, combining the historical balance sheet of Huron and Studer Group as of December 31, 2014. The unaudited pro forma combined statement of earnings for the year ended December 31, 2014 gives effect to the Studer Group acquisition as if it had occurred on January 1, 2014, combining the historical results of Huron and Studer Group for the year ended December 31, 2014. The pro forma balance sheet and statement of earnings are hereafter collectively referred to as the “Pro Forma Financial Information”. The Pro Forma Financial Information is unaudited and does not purport to represent what the combined balance sheet would have been if the Studer Group acquisition had occurred on December 31, 2014 or what the combined statement of earnings would have been if the Studer Group acquisition had occurred on January 1, 2014, or what those results will be for any future periods.

The Pro Forma Financial Information is based upon the historical financial statements of Huron and Studer Group and has been adjusted to reflect factually supportable items that are directly attributable to the acquisition, and, with respect to the statement of earnings only, are expected to have a continuing impact on the combined results. The adjustments do not reflect cost savings, operating synergies, or revenue enhancements expected to result from our acquisition of Studer Group or the costs to achieve any such cost savings, operating synergies, or revenue enhancements. The adjustments are based upon currently available information and certain assumptions, and therefore, the actual adjustments will likely differ from the pro forma adjustments. The Pro Forma Financial Information included herein was prepared using the acquisition method of accounting for the business combination in accordance with accounting principles generally accepted in the United States of America. The fair value amounts assigned to the identifiable assets acquired and liabilities assumed as of February 12, 2015 are considered preliminary and subject to change as we finalize the purchase accounting of Studer Group.

The Pro Forma Financial Information has been compiled from the following sources with the following unaudited adjustments:

•	U.S. Generally Accepted Accounting Principles (“U.S. GAAP”) financial information for Huron has been derived without adjustment from Huron’s audited consolidated balance sheet and statement of earnings as of and for the year ended December 31, 2014, contained in Huron’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on February 24, 2015; and

•	U.S. GAAP financial information for Studer Group has been derived from Studer Group’s audited consolidated balance sheet and statement of operations as of and for the year ended December 31, 2014, contained in this Form 8-K/A.

Certain reclassification adjustments were made to the financial information for Studer Group in order to conform to the presentation of Huron’s historical consolidated balance sheet and statement of earnings. Refer to Note 1 “Basis of Pro Forma Presentation” for more information on the reclassification adjustments made.

The Pro Forma Financial Information should be read in conjunction with:

•	The accompanying notes to the Pro Forma Financial Information;

•	The audited consolidated financial statements of Huron as of and for the year ended December 31, 2014 and the related notes relating thereto as presented in Huron’s Annual Report on Form 10-K filed with the SEC on February 24, 2015; and

•	The audited consolidated financial statements of Studer Group as of and for the year ended December 31, 2014 and the related notes thereto included in this Current Report on Form 8-K/A.

HURON CONSULTING GROUP INC.

Unaudited Pro Forma Combined Balance Sheet

As of December 31, 2014

(In thousands)

	Historical
	Huron Consulting Group Inc.	Studer Holdings, Inc.	Reclassification Adjustments		Pro Forma Adjustments		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$256,872	$18,121	$—		$(239,458	)(a)	$35,535
Receivables from clients, net	98,640	15,846	—		—		114,486
Other receivable	—	592	(592	)(1)	—		—
Unbilled services, net	91,392	4,450	—		—		95,842
Inventories	—	256	—		—		256
Income tax receivable	8,125	—	—		—		8,125
Deferred income taxes, net	14,772	—	—		4,383	(b)	19,155
Prepaid expenses and other current assets	16,358	736	592	(1)	—		17,686

Total current assets	486,159	40,001	—		(235,075)		291,085
Property and equipment, net	44,677	3,716	999	(2)	—		49,392
Capitalized software and website development costs, net	—	2,663	(2,663	)(2)	—		—
Long-term investment	12,250	—	—		—		12,250
Loan costs, net	—	2,644	(2,644	)(3)	—		—
Other non-current assets	20,998	132	4,308	(2),(3)	(4,308	)(c),(e)	21,130
Deferred income taxes, net	—	—	—		—		—
Intangible assets, net	24,684	25,517	—		71,983	(c)	122,184
Goodwill	567,146	154,514	—		82,172	(d)	803,832

Total assets	$1,155,914	$229,187	$—		$(85,228)		$1,299,873

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$11,085	$1,600	$—		$—		$12,685
Accrued expenses	17,089	4,082	—		(244	)(e),(h)	20,927
Accrued payroll and related benefits	106,488	6,271	—		—		112,759
Current maturities of long-term debt	28,750	5,225	—		(5,225	)(e)	28,750
Accrued consideration for business acquisitions	226	—	—		—		226
Deferred revenues	12,738	7,056	—		(838	)(f)	18,956
Deferred income taxes, net	—	139	—		(139	)(b)	—

Total current liabilities	176,376	24,373	—		(6,446)		194,303
Non-current liabilities:
Deferred compensation and other liabilities	10,838	—	—		—		10,838
Long-term debt, net of current portion	327,852	109,225	—		(7,225	)(e)	429,852
Deferred lease incentives	13,359	1,338	—		—		14,697
Deferred income taxes, net	26,855	2,792	—		18,523	(b)	48,170

Total non-current liabilities	378,904	113,355	—		11,298		503,557
Commitments and contingencies
Total stockholders’ equity	600,634	91,459	—		(90,080	)(g),(h)	602,013
Total liabilities and stockholders’ equity	$1,155,914	$229,187	$—		$(85,228)		$1,299,873

See Notes to Unaudited Pro Forma Combined Financial Information

HURON CONSULTING GROUP INC.

Unaudited Pro Forma Combined Statement of Earnings

For the year ended December 31, 2014

(In thousands, except per share amounts)

	Historical
	Huron Consulting Group Inc.	Studer Holdings, Inc.	Reclassification Adjustments		Pro Forma Adjustments		Pro Forma Combined
Revenues and reimbursable expenses:
Revenues	$811,332	$77,600	$—		$—		$888,932
Reimbursable expenses	77,875	—	3,376	(4)	—		81,251

Total revenues and reimbursable expenses	889,207	77,600	3,376		—		970,183
Direct costs and reimbursable expenses (exclusive of depreciation and amortization shown in operating expenses):
Direct costs	500,171	18,752	—		—		518,923
Amortization of intangible assets and software development costs	4,888	—	—		15,307	(c)	20,195
Reimbursable expenses	77,856	—	3,376	(4)	—		81,232

Total direct costs and reimbursable expenses	582,915	18,752	3,376		15,307		620,350

Operating expenses and other operating gain:
Selling, general and administrative expenses	155,434	—	32,479	(5)	(970	)(h)	186,943
Other operating expenses	—	31,594	(31,594	)(5)	—		—
Stock compensation expense	—	805	(805	)(5)	—		—
Loss on disposal of property and equipment	—	80	(80	)(5)	—		—
Restructuring charges	3,438	—	—		—		3,438
Other gain	(590)	—	—		—		(590)
Depreciation and amortization	25,014	11,361	—		(1,549	)(c),(e)	34,826

Total operating expenses and other operating gain	183,296	43,840	—		(2,519)		224,617

Operating income	122,996	15,008	—		(12,788)		125,216
Other income (expense), net:
Interest expense, net of interest income	(8,741)	(9,154)	—		5,329	(e)	(12,566)
Other income, net	353	(35)	—		—		318

Total other expense, net	(8,388)	(9,189)	—		5,329		(12,248)

Income before income tax expense	114,608	5,819	—		(7,459)		112,968
Income tax expense (benefit)	35,557	2,487	—		(2,931	)(i)	35,113

Net income	$79,051	$3,332	$—		$(4,528)		$77,855

Net income—Basic	$3.52						$3.47

Net income—Diluted	$3.45						$3.39
Weighted average shares used in calculating earnings per share:
Basic	22,431				28	(g)	22,459
Diluted	22,925				28	(g)	22,953

See Notes to Unaudited Pro Forma Combined Financial Information

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

1. Basis of Pro Forma Presentation

The unaudited pro forma combined balance sheet as of December 31, 2014 and the unaudited pro forma combined statement of earnings for the year ended December 31, 2014, are based on the historical financial statements of Huron and Studer Group after giving effect to Huron’s acquisition of Studer Group on February 12, 2015 and the assumptions, reclassification, and adjustments described in Note 3 “Pro Forma Combined Financial Information Adjustments”. Certain reclassification adjustments were made to the financial information for Studer Group in order to conform to the presentation of Huron’s historical consolidated balance sheet and statement of earnings. These adjustments are as follows:

Balance Sheet:

(1)	Adjustment to reclassify Studer Group’s other receivable into prepaid expenses and other current assets to conform to Huron’s presentation.

(2)	Adjustment to reclassify Studer Group’s capitalized software and website development costs, net, a portion of which is reclassified into property and equipment, net and a portion of which is reclassified into other non-current assets to conform to Huron’s presentation.

(3)	Adjustment to reclassify Studer Group’s loan costs, net into other non-current assets to conform to Huron’s presentation.

Statement of Earnings:

(4)	Adjustment to present the reimbursable revenues and reimbursable expenses for the period ended December 31, 2014 on a gross basis to conform to Huron’s presentation.

(5)	Adjustment to reclassify Studer Group’s other operating expenses, stock compensation expense, and loss on disposal of property and equipment into selling, general and administrative expenses to conform to Huron’s presentation.

The Pro Forma Financial Information included herein was prepared using the acquisition method of accounting for the business combination. The purchase price is equivalent to the fair value of consideration transferred. Tangible and identifiable intangible assets acquired and liabilities assumed are recorded at fair value as of the acquisition date. Goodwill is recognized for the excess of purchase price over the net fair value of assets acquired and liabilities assumed. The fair value amounts assigned to the identifiable assets acquired and liabilities assumed are considered preliminary at this time. However, we believe that the preliminary determination of fair value of acquired assets and assumed liabilities and other related assumptions utilized in preparing the Pro Forma Financial Information provide a reasonable basis for presenting the pro forma effects of the Studer Group acquisition. The final purchase price is subject to adjustment for post-closing working capital adjustments and certain indemnification claims.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

(Tabular amounts in thousands, except share data)

2. Acquisition of Studer Holdings, Inc.

On February 12, 2015, Huron completed the acquisition of Studer Group, a professional services firm that assists healthcare providers achieve cultural transformation to deliver and sustain improvement in clinical outcomes and financial results, pursuant to the Merger Agreement. The preliminary acquisition date fair value of the consideration transferred for Studer Group was approximately $325.5 million, which consisted of the following:

Fair Value
Cash	$323,055
Common stock (28,486 shares)	2,204
Accrued preliminary net working capital adjustment	282

Total consideration transferred	$325,541

We funded the cash component of the purchase price with cash on hand and borrowings under the Company’s senior secured credit facility of $102.0 million. The value of the share consideration for the Company’s common stock was based on the closing price of $77.35 on the date of acquisition.

The following table summarizes the preliminary allocation of the fair value of consideration transferred to the fair value of assets acquired and liabilities assumed as of the acquisition date.

Fair Value
Accounts receivable	$14,752
Prepaid expenses and other current assets	1,385
Deferred income tax asset	4,383
Property and equipment	4,572
Intangible assets	97,500
Goodwill	234,102
Accounts payable	(594)
Accrued expenses and other current liabilities	(2,859)
Accrued payroll and related benefits	(1,574)
Deferred revenue	(3,600)
Deferred income tax liability	(21,315)
Other non-current liabilities	(1,211)

Net assets acquired	$325,541

The excess of preliminary purchase consideration over the preliminary fair value of net assets acquired was recorded as goodwill. The preliminary fair value assigned to tangible and identifiable intangible assets acquired and liabilities assumed are based on management’s estimates and assumptions. The preliminary fair values of assets acquired and liabilities assumed are considered preliminary and are based on the information that was available as of the date of the acquisition. The Company believes that the information provides a reasonable basis for estimating the preliminary fair values of assets acquired and liabilities assumed, but certain items, such as taxes payable, deferred taxes, deferred revenues, the intangible assets valuation, and the working capital adjustment, among other things, may be subject to change as additional information is received. Thus, the provisional measurements of fair value and goodwill are subject to change. The Company expects to finalize the valuation as soon as practicable, but not later than one-year from the acquisition date.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

(Tabular amounts in thousands, except share data)

3. Pro Forma Combined Financial Information Adjustments

(a)	Represents an adjustment to reflect the use of cash on hand and borrowings under the Company’s senior secured credit facility to finance the purchase of Studer Group, the receipt of the net working capital adjustment due to Huron based on the estimated fair value of net working capital transferred at closing, and the removal of Studer Group’s historical cash on hand as it was not included in the acquired assets of the business.

December 31, 2014
Borrowings under senior secured credit facility	$102,000
Cash paid for Studer Group	(323,055)
Cash paid for preliminary net working capital adjustment	(282)
less: Studer Group’s historical cash	(18,121)

Total pro forma adjustment	$(239,458)

(b)	Represents adjustments to recognize the value of deferred taxes resulting from the acquisition of Studer Group and to remove Studer Group’s historical deferred tax balance as shown in the table below. The deferred taxes recognized primarily relate to differences in the book and tax basis of identifiable intangible assets, goodwill, deferred revenues recorded in connection with the acquisition, and federal and state carry forwards.

	Preliminary Fair Value	Less: Studer Group Historical Balance	Pro Forma Adjustment
Current:
Deferred income tax asset	$4,383	—	$4,383
Deferred income tax liability	$—	139	$(139)
Non-current:
Deferred income tax liability	$21,315	2,792	$18,523

(c)	Represents adjustments to recognize the fair value of identified intangible assets, eliminate Studer Group’s historical intangible assets, and recognize the related impact on amortization expense resulting from the change in fair value. Also represents adjustments to eliminate certain of Studer Group’s historical capitalized software development costs included in Other non-current assets, as this software is now included in the fair value of developed software shown below, as well as the related amortization expense.

	Preliminary Fair Value	Useful Life (years)	Amortization Expense for Year Ended December 31, 2014	Method of Amortization
Customer relationships	$42,400	9	$2,632	Accelerated
Customer contracts	25,100	4	12,907	Accelerated
Trade name	22,800	5	6,175	Accelerated
Developed software	3,900	3	1,300	Straight-line
Publishing content	3,300	3	1,100	Straight-line

Total identifiable intangible assets	97,500		24,114
Less: Studer Group’s historical intangible assets and amortization	(25,517)		(8,935)

Intangible assets, net adjustment	71,983		15,179
Less: Studer Group’s historical capitalized software costs and amortization	(1,664)		(640)

Total pro forma adjustments	$70,319		$14,539

Year Ended December 31, 2014
Historical amortization
Amortization of intangible assets and software development costs	$—
Depreciation and amortization	9,575

Total historical amortization	$9,575

Amortization associated with the fair value of identified intangible assets
Amortization of intangible assets and software development costs	$15,307
Depreciation and amortization	8,807

Total amortization associated with fair value	$24,114

Pro forma amortization adjustment
Amortization of intangible assets and software development costs	$15,307
Depreciation and amortization	(768)

Total pro forma amortization adjustment	$14,539

The customer relationships, customer contracts, and trade name intangible assets are amortized on an accelerated basis to correspond to the cash flows expected to be derived from these assets. Estimated annual amortization expense for these identifiable intangible assets over the next five years calculated as if the acquisition occurred on January 1, 2014 is as follows:

	Customer Relationships	Customer Contracts	Trade Name
2015	$5,688	$8,100	$6,267
2016	7,071	3,740	6,084
2017	7,181	353	2,941
2018	5,841	—	1,334
2019	4,664	—	—

Total	$30,445	$12,193	$16,626

(d)	Represents an adjustment to record goodwill of approximately $236.7 million, calculated as the excess of the total purchase price over the fair value of the net assets acquired as if the acquisition occurred on December 31, 2014, and to remove the historical goodwill of Studer Group.

Preliminary Fair Value
Total consideration transferred	$325,541
Assets acquired:
Accounts receivable	$20,296
Inventories	256
Prepaid expenses and other current assets	1,328
Deferred income tax asset	4,383
Property and equipment	4,715
Other non-current assets	132
Intangible assets	97,500
Liabilities assumed:
Accounts payable	(1,600)
Accrued expenses and other current liabilities	(3,013)
Accrued payroll and related benefits	(6,271)
Deferred revenue	(6,218)
Deferred income tax liability	(21,315)
Other non-current liabilities	(1,338)

Total net assets acquired	$88,855
Goodwill	$236,686
Less: Studer Group’s historical goodwill	(154,514)

Pro forma adjustment	$82,172

(e)	Represents the adjustment to record the additional debt of $102.0 million incurred by Huron to help fund the acquisition of Studer Group and to remove the existing outstanding debt of Studer Group, which was not assumed by Huron, but rather was paid off by Studer Group upon closing of the acquisition. In connection with the payoff of Studer Group’s debt, approximately $1.1 million of accrued interest was paid off by Studer Group and is reflected as an adjustment to accrued expenses. Adjusted the pro forma combined statement of earnings for the impact of the additional debt incurred by Huron using the interest rate in effect on the closing date of 3.75%.

	Balance Sheet			Statement of Earnings
	Current Maturities of Long-term Debt	Long-term Debt	Accrued Interest	Interest Expense
Senior secured credit facility	$—	$102,000	$—	$3,825
less: Studer Group’s historical debt	(5,225)	(109,225)	(1,069)	(9,154)

Pro forma adjustments	$(5,225)	$(7,225)	$(1,069)	$(5,329)

A change of one-eighth of one percent (12.5 basis points) in the interest rate associated with the $102.0 million of additional debt incurred would increase or decrease interest expense by approximately $0.1 million for the year ended December 31, 2014.

Additionally, we removed the remaining balance of loan costs of $2.6 million from Other non-current assets and the historical amortization of these loan costs of $0.8 million from Depreciation and amortization to reflect the extinguishment of the Studer Group debt.

(f)	Represents a fair value adjustment to the existing Studer Group deferred revenue balance as follows:

December 31, 2014
Deferred revenue	$6,218
Less: Studer Group’s historical deferred revenue	(7,056)

Pro forma adjustment	$(838)

(g)	Represents an adjustment to eliminate Studer Group’s historical stockholders’ equity of $91.5 million and to record the issuance of common stock as consideration for Studer Group as follows:

December 31, 2014
Shares issued to Studer Group as consideration	28,486

Fair value of shares issued	$2,204
less: Studer Group’s historical stockholders’ equity	(91,459)

Pro forma adjustment	$(89,255)

The fair value of the shares issued was based on the Company’s closing price of $77.35 on the date of acquisition. The basic and diluted shares outstanding as of December 31, 2014 were adjusted for the 28,486 shares issued as consideration.

(h)	Adjustment to eliminate all transaction expenses incurred prior to January 1, 2015 by Huron and Studer Group, primarily consisting of legal and accounting fees, which are included in Selling, general and administrative expenses on the pro forma combined statement of earnings for the year ended December 31, 2014, as these costs are considered non-recurring. These costs have not been adjusted from the pro forma combined balance sheet as they have a permanent impact on retained earnings. The transaction costs incurred subsequent to January 1, 2015 have been charged directly to retained earnings and recognized within accrued expenses as an adjustment to the pro forma combined balance sheet as of December 31, 2014.

The table below summarizes the transaction costs incurred and the adjustments made to the Pro Forma Financial Information.

	Statement of Earnings	Balance Sheet
	Year Ended December 31, 2014	Subsequent to December 31, 2014
Transaction expenses incurred by Huron	$(912)	$(1,026)
Transaction expenses incurred by Studer	(58)	(333)

Total transaction expenses incurred	(970)	(1,359)

Tax benefit (i)	n/a	534

Pro forma adjustment	$(970)	$(825)

(i)	For purposes of the Pro Forma Financial Information, we used a tax rate of 39.3% which is inclusive of the applicable federal statutory tax rate and blended state statutory tax rates. This rate does not reflect Huron’s effective tax rate, which includes other tax items, such as foreign taxes, as well as other tax charges or benefits, and does not take into account any historical or possible future tax events that may impact Huron.